Exhibit 16

June 16, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Ergo Science Corporation (the “Company”) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated June 15, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP